Phantom Equity Program
                                  Exhibit 10.46

     Aearo maintains a management phantom equity program, pursuant to which specified members of management may be entitled to receive proceeds upon Aearo's achievement of specified financial goals relating to the value of the common equity. In general, subject to a participant's continued employment, the participant's right to receive such proceeds will vest immediately upon an outright sale of the majority of Aearo by existing shareholders or a recapitalization which results in a significant distribution to the common equity (each, a "realization event"). However, the Board of Director of Aearo has the right to accelerate vesting for individual participants. The proceeds under the management phantom equity program generally will be distributed upon a realization event.